EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752, 333-271095, 333-275259, 333-275347, 333-275348 and 333-276380) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of Vital Energy, Inc. of our report dated December 22, 2023, with respect to the combined balance sheets as of December 31, 2022 and 2021 and the related combined statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2022 and for the period from January 22, 2021 (Commencement) through December 31, 2021, and the related notes to the combined financial statements of PEP HPP Dropkick SPV LLC, PEP PEOF Dropkick SPV LLC, HPP Acorn SPV LLC, and PEP HPP Jubilee SPV LLC included in Vital Energy, Inc.’s current report on this Form 8-K/A.

/s/ Weaver and Tidwell, L.L.P.

Midland, Texas
February 14, 2023